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                                    APPENDIX

            (AS REQUIRED PURSUANT TO RULE 304(a) OF REGULATION S-T)


     The following is a narrative description of the graphic or image material which appears in Exhibit 13 to the Registrant's Annual Report on Form 10-K (the "Form 10-K"). Exhibit 13 contains particular pages from the Registrant's 1994 Annual Report to Shareholders (the "1994 Annual Report") which are incorporated by reference into the Form 10-K.

PAGE IN 1994
ANNUAL REPORT                DESCRIPTION
- -------------                -----------

   2 The bar graph on page 2 of the 1994 Annual Report indicates that the Registrant's earnings per share were as follows: 1990--$1.44; 1991--$1.63; 1992--$1.84; 1993--$2.08; 1994--$2.37.

   3 The bar graph on page 3 of the 1994 Annual Report indicates that the Registrant's revenue, in millions, was as follows: 1990-- $1,714; 1991--$1,772; 1992--$1,941; 1993--$2,223; 1994--$2,469.

   6 The photograph on page 6 of the 1994 Annual Report is described in the caption on page 6 of such report.

   7 The left and right photographs on page 7 of the 1994 Annual Report are described in the caption on page 7 of such report.

   8 The left and right photographs on page 8 of the 1994 Annual Report are described in the caption on page 8 of such report.

   9 The photograph on page 9 of the 1994 Annual Report is described in the caption on page 9 of such report.

   10 The photograph on page 10 of the 1994 Annual Report is described in the caption on page 10 of such report.

   11 The left and right photographs on page 11 of the 1994 Annual Report are described in the caption on page 11 of such report.

   12 The photograph on page 12 of the 1994 Annual Report is described in the caption on page 12 of such report.

   13 The photograph on page 13 of the 1994 Annual Report is described in the caption on page 13 of such report.